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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT ("Agreement"), executed by and between the hereafter named parties and is effective as of the latest date the Agreement is signed by either Seller or Purchaser

SELLER: [redacted] a Delaware limited liability company [redacted] doing business as Century Complete, and including any predecessors or subsidiaries of the said entities, successors by merger and shall include each entity operating under any business name, trade name, and/or assumed name which may be in use for the said entities within any U.S. state, territory or jurisdiction.

PURCHASER: Arrived Holdings Inc Arrived Holdings Inc

Purchaser agrees to purchase from Seller the real property described herein below, together with improvements constructed or to be constructed thereon substantially in accordance with the below referenced model/plan and the standard specifications set forth on the Addendum attached hereto as modified by any terms set forth in any ancillary or modifying agreement , (collectively, the "Property"), pursuant to the terms and conditions contained herein.

Lot: 0411
Subdivision: Old Stone Crossing
Street Address: 120, Martin Mill Trl Warner Robbins, GA 31093
Plan Number: RADFORD

Purchaser Identification. Purchaser shall provide Seller with documentation verifying Purchaser's identity as follows: (1) for an individual, unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, such as a driver's license or passport; and (2) for a person other than an individual (such as a corporation, partnership, or trust), documents showing the existence of the entity, such as certified articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument as well as a government issued tax identification number.

1. PURCHASE PRICE. The initial purchase price (the "Initial Purchase Price") for the Property shall be as follows:

Initial Purchase Price: $230,990.00

The Final purchase price (the "Purchase Price") for the Property shall be the Initial Purchase Price adjusted by any amendments hereto. The Purchase Price shall be payable by Purchaser to Seller as follows:

A. A deposit (the "Deposit") in the amounts described below, as part payment of the Purchase Price for the Property, shall be paid by Purchaser to Seller, as follows:

(i) In the event Purchaser elects to finance the purchase of the Property and chooses to pursue financing through Inspire Home Loans, as set forth on the attached Lender Selection Addendum, Purchaser shall pay the Deposit by: (a) $95.00 concurrently with the execution of this Agreement; and (b) $905.00 on or before fourteen (14) days of the Effective Date; or

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In the event Purchaser elects to pay the Purchase Price in cash in accordance with Section 2(B), below, or chooses to finance the purchase using any lender other than Inspire Home Loans, as set forth on the attached Lender Selection Addendum, Purchase shall pay the Deposit by: (a) $95.00 concurrently with the execution of this Agreement; and (b) $1,905.00 on or before fourteen (14) days of the Effective Date.

B. At Closing, Purchaser agrees to pay the Purchase Price to Seller and Purchaser's share of Closing Costs (as hereinafter defined), if not previously paid. The Deposit shall be applied to the Purchase Price at Closing. The Deposit will be paid directly to Seller, not be placed in a restricted or segregated account, and may be used by Seller in its general operations. Purchaser will not be entitled to receive interest on the Deposit under any circumstances. The Deposit shall be deemed earned when received by Seller (or upon default of Purchaser to the extent not previously paid) and shall thereafter be non-refundable in all events except Seller's default, which is not cured within the time provided under this Agreement. Seller shall have the right to negotiate the Deposit prior to its execution and acceptance of the Agreement. In the event the Agreement is not accepted by Seller, the Deposit shall be refunded to Purchaser.

C. Purchaser acknowledges in the event that the Home will be non-owner-occupied, the Parties agree that Purchaser shall pay additional Deposit funds to Seller that equal, in the aggregate, ten percent (10%) of the Purchase Price. These additional funds shall be held by Seller, together with the Deposit described in the Agreement, as the Deposit, and may be credited, retained, and handled as described in the Agreement.

2. PAYMENT OF PURCHASE PRICE; LENDER AND LOAN APPROVAL. In the attached Lender Selection Addendum, Purchaser elects whether to pay the Purchase Price in cash or by obtaining a mortgage loan. If Purchaser elects to obtain a mortgage loan, then the Lender Selection Addendum contains Purchaser's selection of Purchaser's lender from which Purchaser will seek a loan and agreements regarding Purchaser's obligation to apply for the loan and seek loan approval. The Lender Selection Addendum is incorporated into this Agreement by reference.

A. Loan Contingency. In the event Purchaser elects in the Lender Selection Addendum to pay the Purchase Price by obtaining a mortgage loan (the "Loan"), this Subsection A applies and Purchaser agrees as follows:

i. Purchaser agrees to apply for and pay all required application and processing costs in connection with a mortgage loan (s) to be secured by the Property (the "Loan") within five (5) days of the Effective Date and to diligently and in good faith pursue obtaining the Loan.

ii. In the event Purchaser fails to apply for the Loan within the required period, does not diligently furnish requested information within Purchaser's control within 3 days of request or does not diligently and in good faith pursue obtaining the Loan, Purchaser shall be in default hereunder and Seller, in its sole option, may terminate this Agreement and retain the Deposit.

iii. Within 14 days of the Effective Date, Purchaser shall provide Seller with either: (a) written evidence, in a form and substance acceptable to Seller, of Purchaser's ability to obtain the Loan ("Conditional Approval"); or (b) written notification of Purchaser's inability to obtain the Loan ("Notification"). If Seller receives the Conditional Approval within the required period, the Financing Contingency is irrevocably satisfied, even if Loan Approval is later rescinded by the lender, and Purchaser shall be obligated to pay the remaining deposit amount of $905.00 pursuant to Paragraph 1 A above. Failure to do so shall be a default by Purchaser.

iv. The receipt of any subsequent Notification by or to Seller, which is not rescinded and replaced by Loan Approval within 7 days, shall be a default by Purchaser.

v. If Seller receives the Notification prior to receiving the Conditional Approval, Purchaser agrees to then apply for and diligently and in good faith pursue obtaining the Loan and Loan Approval from two additional lenders of Seller's choice. Failure to do so shall be a default by Purchaser.

vi. If no Conditional Loan Approval is received pursuant to sub-section iii. above and Purchaser is not otherwise in default under this Agreement, both Seller and Purchaser shall be released from further obligation under the Agreement and Purchaser shall be entitled to a refund of the amount of the Deposit paid by Purchaser.

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vii. If Seller receives neither the Conditional Loan Approval nor the Notification within the required period, Purchaser shall be in default hereunder and Seller, in its sole option at any time prior to the Closing, may terminate this Agreement and retain the Deposit by paid Purchaser or due from Purchaser.

vii. Purchaser hereby represents and warrants to Seller that Purchaser currently has, or will have prior to Closing, funds available for use in this transaction in an amount equal to or greater than the Purchase Price plus reasonable closing costs and Lender required reserves less the Loan. Any breach of this representation and warranty shall be deemed a default by Purchaser. Purchaser is responsible for providing all requested documents required by the lender for the purpose of obtaining final loan approval. Purchaser agrees not to make any financial or employment changes after initial loan approval that might adversely affect Purchaser's ability to obtain loan approval and close on the Property. Purchaser acknowledges that obtaining the Loan is a continuing obligation of Purchaser that shall remain through the Closing. Seller makes no guarantees that Purchaser will qualify for the Loan and Seller is not responsible for any delays or problems Purchaser may have with any lender. Purchaser shall use Purchaser's best efforts to obtain the Loan and shall be in default if Purchaser (i) takes any voluntary action to prevent Loan approval; (ii) instructs any lender not to approve the Loan; (iii) fails to furnish all documents and information required by a lender within the required time periods; (iv) fails after obtaining approval of the Loan to promptly sign all documents and take all actions necessary for the timely funding of the Loan; or (v) makes any misrepresentations or otherwise defaults in Purchaser's obligations concerning the Loan. Purchaser authorizes any lender to release to Seller, its authorized representatives and/or its designees (including, to another lender) all information concerning the status of Purchaser's loan, including application, submission conditions, submission, suspension, approval conditions, approval, denial and the reasons therefore, status of loan documents, funding conditions, and funding. Any breach of these obligations shall be deemed a default by Purchaser.

viii. PURCHASER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION THAT THE TERM OR INTEREST RATE PREVAILING AT THE CLOSE OF ESCROW ON THE HOME WILL BE THE TERM OR RATE QUOTED BY SELECTED LENDER TO PURCHASER AT THE TIME OF LOAN APPROVAL. PURCHASER ACKNOWLEDGES THAT THE SALE AND PURCHASE OF THE PROPERTY IS NOT CONTINGENT UPON PURCHASER'S ABILITY TO RETAIN THE TERM OR INTEREST RATE QUOTED AT THE TIME OF LOAN APPROVAL AND THAT PURCHASER WILL BE REQUIRED TO PAY THE INTEREST RATE CHARGED OVER THE TERM REQUIRED BY SELECTED LENDER AT THE CLOSE OF ESCROW.

B. Cash Purchaser. This subsection B shall apply if Purchaser elects to pay the Purchase Price in cash (*i.e.*, without using the proceeds of a mortgage loan) in the Lender Selection Addendum.

i. Representation Regarding Sufficient Funds. Purchaser represents that Purchaser has sufficient funds to pay the Purchase Price in cash and covenants that Purchaser will continue to have sufficient funds until such funds are deposited by Purchaser into Escrow. If Purchaser does not act in good faith Purchaser shall be in default hereunder and Seller may then cancel Escrow, terminate this Agreement and proceed in accordance with Section 16 (Default and Remedies).

ii. Financial Document Submittal. Purchaser shall verify to Seller's reasonable satisfaction that Purchaser has sufficient funds to pay the Purchase Price in cash by providing financial documents (including specific financial documents requested by Seller) to Seller. Purchaser's failure to provide such financial documents within ten (10) days after receiving such request shall constitute a default.

iii. Seller's Notification of Inadequacy of Funds and Purchaser's Option to Cancel. If Seller determines, in its reasonable judgment, that Purchaser does not have sufficient funds to pay the Purchase Price in cash, Seller may give Purchaser notice of such determination and Purchaser will have ten (10) days to cure any deficiency. If within ten (10) days of receiving notice of Seller's determination that Purchaser has insufficient funds, Seller has not notified Purchaser that it has withdrawn its determination that Purchaser has insufficient funds, Purchaser shall be in default. Nothing in this Section obligates Seller to notify Purchaser that Purchaser has insufficient funds to pay the Purchase Price in cash and the determination of whether or not to give such notification shall be made in Seller's sole and absolute discretion.

3. HOME OPTIONS, CONSTRUCTION MATERIALS AND THE LOT

A. Partially Completed Home. Purchaser understands that current plans offered for newly built homes may have standard materials and features not included in partially completed home. If Purchaser is purchasing a partially completed home, the Home will include only those materials and features that were standard for the Home when construction

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commenced, those options already selected by Seller, and those options which Purchaser selects (to the extent Seller permits additional option selections). If Purchaser is purchasing a partially completed home, the above time deadline for option selections is not applicable to Purchaser.

B. Subdivision Specific Models. The design, specification levels, available options and pricing of homes and options may vary by Subdivision, even for the same or similar models. If Purchaser has seen a model of the Home in another of Seller's communities, Purchaser understands there may be significant differences in design, specification levels, options and pricing between such model and a similar model in the Subdivision.

C. Models and Decorative Items. Purchaser understands model homes have been professionally decorated to show various decorative ideas, constructed using a variety of features and materials to show design concepts, and professionally landscaped, and that such decorative items, features, materials and landscaping may not be offered as options or otherwise included in the Home. Such decorative items, features, materials and landscaping which may not be offered in the Home include without limitation, furnishings; draperies and other window treatments; wallpaper; custom carpet; upgraded cabinetry; coordinated paint; special textures; built-in shelves; beams; special lighting fixtures; special ceiling and wall treatments; mirrors; entry ways, walkways, driveways and other hardscape items constructed using non-standard materials; patios; patio covers; pools and spas; and landscaping using different varieties and in greater quantities and sizes. Decorative items, materials, landscaping and hardscape items and other options and upgrades displayed by model homes will not be included as part of the Property except to the extent expressly identified as being part of the Home in Seller's plans and specifications for the Home or offered by Seller as an option for the Home and selected as an option by Purchaser in accordance with this Agreement.

D. Material Substitutions and Variations. Due to governmental conditions, availability of materials, changes in options and other product offerings or changes of suppliers, Seller reserves the right to make changes to the Home and/or deviate from the plans or specifications as Seller determines necessary by lot and home, so long as Seller substitutes materials of equivalent quality and appearance. Determination of equivalency will be in Seller's sole discretion. Purchaser acknowledges that color and texture variations occur in all natural and some man-made products due to manufacturing processes (e.g., granite, wood, tile and concrete) and that such variations are to be expected, and, provided such variations are within industry tolerances, they will not be considered a defect and Seller will have no liability or responsibility for such variations.

E. Lot Premiums. Premiums for lots vary and are determined by the particular attributes of each lot as evaluated from time-to-time by Seller in its sole discretion. Purchaser understands the characteristics that make the Lot unique may change over time, and the Lot may become more or less desirable as a result of such changes. Seller makes no representation or guarantee of the current or future value of Purchaser's Lot. Further development of the Subdivision or surrounding property, whether made by Seller, the developer or any other owner, may affect the Lot's value and Purchaser's use and enjoyment of the Lot. Purchaser releases Seller from and agrees Seller will not be responsible or liable for any such changes or obligated to return any Lot premium.

4. CONSTRUCTION. Purchaser agrees that Purchaser is purchasing the Property as a completed Home and Seller is not acting as a contractor for Purchaser in the construction of the Home. Purchaser will acquire no right, title or interest in or to the Property except the right and obligation to purchase the Property upon the Closing Date in accordance with the terms of this Agreement. Purchaser agrees that direction and supervision of trade contractors rests exclusively with Seller, and Purchaser will not issue any instruction to, or otherwise interfere with, hinder, delay, or otherwise impede the construction or construction schedule of the Home, whether by act or omission or communication through any medium, either orally or in writing (including, but not limited to, electronic mail, television or radio, computer networks or Internet bulletin boards, blogs, social media, such as Facebook, LinkedIn, Google, or Twitter, or any other form of communication). If Purchaser engages in any act or omission or communication (with any person or entity other than Seller) that Seller determines in the exercise of its sole discretion does or may interfere with Seller's construction of the Home or other business in the Subdivision, Seller shall give Purchaser notice specifying the nature of the actual or threatened interference and at Seller's sole discretion may declare Purchaser to be in default of this Agreement.

A. Construction Plans; Variances. Seller will construct the Home in substantial conformance with this Agreement, the home plan and elevation. Notwithstanding anything to the contrary in this Agreement, Purchaser understands minor variances from those plans may occur during construction for various reasons, including aesthetic reasons, to address field conditions, and to comply with building codes or other governmental requirements. Seller may find it necessary to reverse or reconfigure the plans of th[redacted]e Property to conform with setback lines, zoning lines,

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ground elevation, or other physical considerations affecting the Property. Dimensions and area (square footage) measurements shown in advertisements, sales brochures and other marketing materials are approximations for illustrative purposes only. Accordingly, actual "as-built" dimensions and area (square footage) measurements may vary from those materials and the construction plans. Seller's detailed construction plans and specifications for the Home are proprietary and will remain Seller's property. Purchaser is acquiring no rights in Seller's construction plans and specifications and Seller will be under no obligation to deliver them to, or review them with, Purchaser.

B. Commencement of Construction/Completion of the Home. Construction of the Home will begin and progress according to Seller's construction schedule, as determined by Seller. Purchaser and Seller intend for this sale to be exempt from the Interstate Land Sales Full Disclosure Act by qualifying for the exemption provided by 15 U.S.C. Section 1702(a)(2), and nothing herein contained will be construed or operate, as to any obligation of Seller or right of Purchaser, in a manner that would render such exemption inapplicable. Accordingly, Purchaser and Seller authorize any court interpreting this Agreement to construe it liberally so that such exemption is available. Notwithstanding anything in this Agreement to the contrary, Seller will be obligated to complete the Home no later than two years after the date Purchaser signs this Agreement, except for delays caused by acts of God, failure by the governing authorities to inspect or to issue certificates of occupancy, moratoriums on issuance of building permits, or other matters that qualify under impossibility of performance principles recognized under the laws of the state in which the Property is located, in which case the completion date will be extended by an amount of time equivalent to such delays. Seller cannot guarantee any specific completion date. Seller is not responsible for inconvenience, loss, expense or other consequences to Purchaser resulting from delays in construction completion provided that the Home is completed within the time period set forth in this Section. Seller is not responsible for delays in the installation or service delays of telephone, cable television, mail or similar services at, or after Closing provided that all necessary and customary utilities are extended to the Home within the time period set forth in this Section. In the event the Home shall have been issued a Certificate of Occupancy (or document of similar effect) as of the Closing, but items such as landscaping, exterior concrete, driveways, final grading are incomplete, the Closing shall be consummated and Purchaser shall allow Seller temporary access to the Property during reasonable times to complete the incomplete items, as soon as practicable after Closing

C. Fencing. Seller is not required to install fencing on the Property.

D. No Purchaser Alterations or Additions. Purchaser will not make any alterations or additions to the Home or Lot prior to Closing, including, but not limited to, the alteration or addition of any equipment, wiring, appliances, wall coverings, sprinkler systems or paint. If Purchaser violates this provision, Purchaser will be in default under this Agreement and liable and responsible for all damages caused by and consequences of such alterations or additions, including time delays incurred by Seller in removing or correcting the alterations or additions. At Purchaser's expense, Seller may remove or correct any such alterations or additions made by Purchaser or Purchaser's agents and destroy or dispose thereof without liability or compensation to Purchaser.

E. Energy Efficiency/Energy Costs. Seller makes no representation or warranty regarding the energy efficiency or energy costs of the Home, Consumer Products, or any component of the Home regardless of any (i) brochures, pamphlets, advertising, or other documents that may have been reviewed by Purchaser, or (ii) discussions Purchaser may have had with Seller or its employees, agents, or vendors. Purchaser acknowledges the energy efficiency of the Home and associated energy costs will vary over time depending on many factors, including, but not limited to, usage, rates, fees and charges of local utility providers, home maintenance practices, household size, lighting and internal climate control systems, and weather conditions.

F. Environmental Notice/Disclosure. NOW OR IN THE FUTURE THE HOME AND ITS OCCUPANTS MAY BE EXPOSED TO VARIOUS ENVIRONMENTAL CONDITIONS IN OR NEAR THE HOME (INCLUDING, BUT NOT LIMITED TO, RADON GAS, ELECTROMAGNETIC FIELDS FROM POWER LINES AND APPLIANCES, MOLD, THE PRESENCE OF SURFACE AND UNDERGROUND UTILITY FACILITIES, AND THE POSSIBILITY OF AIR, WATER AND SOIL POLLUTION). SELLER DOES NOT CLAIM ANY EXPERTISE CONCERNING SUCH CONDITIONS. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ABOUT SUCH CONDITIONS, AND EXPRESSLY DISCLAIMS ANY LIABILITY FOR ANY TYPE OF DAMAGES OR INJURY THAT SUCH CONDITIONS MAY CAUSE TO THE HOME OR ITS OCCUPANTS. FOR ADDITIONAL INFORMATION, SELLER RECOMMENDS PURCHASER CONTACT ITS LOCAL, STATE OR FEDERAL ENVIRONMENTAL AGENCIES OR OTHER AVAILABLE SOURCES.

G. Termites. Purchaser is advised and acknowledges that during construction, Seller may utilize a termite treatment or barrier, bait system, or combination of methods in an attempt to prevent termite infestation in the Home. Purchaser is advised that current governmental regulations limit the types and concentration of chemicals and the methods of application that can be used in attempting to prevent or eradicate termites. Consequently, termites may appear following completion of the Home. Purchaser shall reimburse Seller for the actual cost of the termite treatment method applied to or installed on the Property at closing. Purchaser is advised that disturbance of the soil around the Home's foundation stem wall can destroy the termite treatment barrier. Seller recommends that Purchaser retain the services of a qualified pest control company to regularly (at least annually) inspect the Home and apply the appropriate termite treatments or measures to prevent termite infestation. Except and to the extent limited or prohibited by applicable law or FHA/VA regulations, Purchaser waives all claims against Seller for damages, losses, costs and expenses in connection with the existence of termites at the Home or on the Property and Purchaser agrees to be solely responsible for preventing or exterminating termites in or around the Home in such manner as Purchaser may determine.

H. Landscaping/Drainage. Seller will not be liable or responsible for damages or other effects caused or contributed to by any change to the grading or drainage of the Lot made by Purchaser or Purchaser's contractor or landscaper after Closing.

I. Construction Noise and Activities; Entry Gates. The Lot may be part of a larger community in which other homebuilding and development activities are being or may be conducted. Those activities will cause noise, vibration, dust, mud, construction traffic and other potential inconveniences and nuisances in areas around the Lot. Seller will exercise reasonable control over those activities conducted by Seller, but Purchaser agrees Seller will have no liability or responsibility to Purchaser as a result of any of those activities or any resulting inconveniences or nuisances. If there are entry gates to the Subdivision, such gates may be open during development of the Subdivision and there are no assurances regarding security or the effectiveness of such gates or that pedestrian or other access will be controlled.

J. Visits to the Construction Site and Assumption of Liability and Risk. Purchaser understands that a construction site can be a dangerous place. Purchaser and its visitors will not visit any construction site in the Subdivision without permission and without a representative of Seller. Hard hats and closed toe shoes are required while visiting areas under construction. Any entry to a construction site is at Purchaser's sole risk and Purchaser waives the right to make claims against Seller for any personal injury or property damage that Purchaser, Purchaser's guests and/or minor children may incur. Purchaser agrees to indemnify and hold Seller harmless from and against any and all personal injuries, property damage, or any other claim or injury incurred by Purchaser, or Purchaser's visitors on the Property, or on any construction site at the Subdivision at any and all times before and after Closing.

K. Loss of Property. Seller will bear the risk of loss or damage to the Property (e.g., by fire or other casualty) until the Closing Date. If the Property is damaged prior to the Closing, Seller will repair the damage as Seller reasonably determines necessary. If Seller determines the Home has been totally destroyed, Seller will give Purchaser written notice of such total destruction ("Destruction Notice"). Upon receipt of the Destruction Notice, Purchaser will have 10 days to provide Seller written notice of its election to either (i) terminate this Agreement and receive a refund of all Purchaser Payments paid, or (ii) have Seller restore the Property. If Purchaser elects to have Seller restore the Property, the time for Seller to complete the Home will be extended, if permitted, in accordance with Section 4(B). If Purchaser fails to timely deliver written notice to Seller of Purchaser's election, Purchaser will be deemed to have elected to terminate this Agreement and receive a refund of all Purchaser Payments paid. After the Closing Date, Purchaser assumes and will bear all risk of loss or damage to the Property.

5. SUBDIVISION DEVELOPMENT.

A. Seller's Right to Act in Response to Market Conditions. Before or after Closing, with no obligation to Purchaser, Seller may change prices, premiums, terms, features, options and concessions for any proposed or existing homes in the Subdivision or any other community. Seller may change the floor plans, sizes, elevations, options, designs and other characteristics of homes built in the Subdivision. Seller has neither offered nor agreed to any price protection or other commitment to Purchaser regarding the value or resale value of the Property (or any other property), and Seller will not have any obligation or liability whatsoever to Purchaser if any price changes directly or indirectly affect the value of the Property.

B. Development Plans. Seller reserves the right to sell lots to other builders, to rent or lease homes, and to change the zoning or planned use of other property [redacted]ivision or surrounding property. Development plans for the

Subdivision may be amended or changed from time-to-time to provide for, among other things, changes in land use, improvements, street patterns, setbacks, the type, number, style and prices of homes, lot sizes and configurations, densities, and amenities. Seller or its affiliates may annex into the Subdivision additional lands not currently described in the Subdivision Documents (defined below) or withdraw from the Subdivision property currently described in the Subdivision Documents. This annexation or withdrawal may or may not require the consent of certain owners of lots in the Subdivision. The plans for the Subdivision and any master development which encompasses the Subdivision (to the extent it exists) may be periodically updated and remain subject to change. Purchaser understands that no statement of any representative of Seller regarding the planned use of property in or adjacent to the Subdivision should be understood by Purchaser or anyone as a warranty or promise regarding any future development plans for such property, and no such statement will limit or affect Seller's right to change zoning, land use or its development plans in the future. Purchaser waives all claims, including claims for damages and costs, against Seller, its partners and other affiliates, and all of their respective officers, directors, shareholders, employees and agents as a result of any changes to the zoning, land use or development plans for the Subdivision or for adjacent properties or for the annexation into or withdrawal of land from the Subdivision.

C. **Land Uses and Districts**. Any statement made or information provided by a representative of Seller concerning the present or future zoning, use or condition of land near the Lot or around the Subdivision or school district boundaries is based only on the limited information known to such person at the time of such statement or action. Purchaser understands that the zoning, use and condition of land and school district boundaries can change. Purchaser confirms that prior to executing this Agreement, Purchaser has reviewed the applicable school district boundaries and the zoning, use, condition and restrictions of or affecting land near the Lot or around the Subdivision with the appropriate owners of such land and the applicable governmental authorities or Purchaser has elected, on Purchaser's own accord and determination, to forgo such review. Purchaser has not relied, and agrees not to rely, on any statement made or information provided by any employee or representative of Seller concerning school district boundaries or the zoning, use or condition of nearby land.

D. **Disclosure Regarding Potential Annexation**. If the Property is located outside the limits of a municipality, the Property may now or later be included in or annexed into the extraterritorial jurisdiction or city limits of a municipality. Each municipality maintains a map that depicts its boundaries and areas of extraterritorial jurisdiction. To determine if the Property is located within a municipality or a municipality's extraterritorial jurisdiction or is likely to be included or annexed into a municipality's city limits or extraterritorial jurisdiction and any costs as a consequence thereof, Purchaser should contact all municipalities located in the general proximity of the Property.

6. CONDITION OF TITLE. Subject to the payment or tender of the Purchase Price and compliance with the other terms and conditions hereof by Purchaser, Seller shall execute and deliver a good and sufficient deed to Purchaser at Closing conveying the Property free and clear of all liens and encumbrances, except those which do not materially and adversely affect the marketability of the Property including, but not limited to, the following: general taxes, assessments and fees for the year of Closing and all subsequent years' taxes, assessments and fees; easements and rights of way (actual or recorded); covenants, conditions, reservations and restrictions of record; any state of facts which an accurate survey or current physical inspection of the Property would reveal; all federal, state and local laws, plats, permits, zoning, agreements, ordinances, rules and regulations; and any taxes or assessments arising by reason of the inclusion of the Property in a special improvement district, fire protection district, recreation and/or park district, water and/or sanitation district or in a municipality providing these services. Purchaser understands and acknowledges that Seller may only have a contractual right to acquire the Property and not current ownership thereof. Seller's acquisition of the Property prior to or concurrent with the Closing shall be a condition of Seller's obligations hereunder. In the event of the failure of this condition, all Purchaser Payments actually received by Seller shall be returned to Purchaser and both parties shall be released from obligations hereunder. Seller shall cause a current commitment for a title insurance policy to be furnished to Purchaser. Purchaser acknowledges and agrees to accept that such commitment may contain various title exceptions including, but not limited to, standard exceptions, water and mineral exceptions, and those exceptions referred to above. If required in connection with the loan and / or otherwise desired by Purchaser, subsequent to closing and delivery of the deed, an Owner's Title Insurance Policy shall be issued and delivered to Purchaser, and Purchaser agrees to pay the premium thereon at Closing.

7. CLOSING.

A. **Closing Time and Place.** The Closing will occur through an escrow established with Closing agent and will be held at the offices of Closing Agent unless otherwise provided in this Agreement or otherwise designated by Seller. The Closing will be held at the time and on the date (the "Closing Date") designated by the Seller. The Closing will be held only when the Home is substantially complete (i.e., the Closing will be held even though some construction items

may remain to be completed) and, if applicable to the Home, a temporary or final certificate of occupancy or its local equivalent has been issued by the applicable governmental authority.

B. Seller Right to Extend Closing Date. Seller will have the right to extend the Closing Date in order to substantially complete the construction of the Home, to complete any other construction item(s), to obtain a certificate of occupancy or similar permit, or as necessary to align with the schedules of other closings being handled by Seller or Closing Agent. Purchaser understands that any Closing Date provided to Purchaser or set by Seller prior to the date the Home is substantially complete is only an estimated date and, due to uncertainties inherent in construction, is subject to change by Seller. Because the Closing Date may change, Purchaser agrees to remain flexible regarding the Closing Date, including, without limitation, Purchaser's moving schedule, notifications to landlords, the closing of any existing home, and interest rate changes and locks. Seller will have no liability to Purchaser due to a delay or extension of the Closing Date regardless of the reason. Purchaser agrees Seller will not be required to reimburse Purchaser for any expenses (including temporary housing costs, rentals, interest rate changes or lock fees, storage, moving and travel expenses) related to any changes in the timing of construction of the Home and/or the Closing Date.

C. Closing Procedures. At Closing:

i. Seller will deliver to Purchaser a good and sufficient deed, subject to (i) taxes and assessments not yet due; (ii) the Subdivision Documents and other restrictive covenants common to the Subdivision; (iii) all matters affecting the Property shown on the recorded plat for the Subdivision; (iv) water, oil, gas and mineral rights previously reserved or conveyed; (v) all easements, covenants, restrictions, encumbrances and other matters of record affecting the Property; (vi) all matters and conditions shown on the survey or that would be revealed by an accurate survey or inspection of the Property; and (vii) applicable building and zoning codes and other laws of governmental authorities.

ii. Purchaser will deliver the Purchase Price and all other sums payable by Purchaser pursuant to this Agreement. All sums due from Purchaser at Closing must be paid by wire transfer or other immediately available funds acceptable to Seller and Closing Agent. All wire transfers must be transferred to the Closing Agent by 6 p.m. EST, the day prior to the scheduled Closing.

iii. Seller and Purchaser will each execute and deliver any notices, statements, certificates, affidavits, and other documents as may be reasonably required to consummate the Closing.

iv. After Purchaser and Seller have complied with their respective Closing obligations, Closing Agent will record all documents to be recorded in the real property records and disburse all funds according to the approved Closing Disclosure Statement, as applicable. Purchaser and Seller authorize Closing Agent to execute and submit on their behalf any required affidavit of value and preliminary change of ownership report using the Purchase Price for the established value. Following the Closing, Closing Agent (or a separate title agent, if applicable) will issue or cause the issuance of an owner's policy of title insurance for the Property to Purchaser, if purchased by Purchaser.

D. Possession and Keys. Purchaser will not have any equitable right in the Property or be entitled to possession of the Property until the complete consummation of the Closing and funding of the Purchase Price and all other costs payable pursuant to this Agreement. . Except as otherwise required by law, keys to the Property will not be released and access will not be provided until all funds due from Purchaser (including all loan proceeds from Purchaser's lender) have been delivered to the Closing Agent and all conditions to Closing and funding have been satisfied. Purchaser understands loan funding may take several days after Purchaser has executed loan documents.

E. Closing Costs. Purchaser is responsible for paying, at or before Closing, (i) all costs related to the owner's policy of title insurance; (ii) the cost of a survey of the Property (or reimbursing Seller for that cost if Seller has already paid for the survey); (iii) all escrow fees and other charges of Closing Agent related to this transaction; (iv) all costs related to Purchaser's mortgage loan or other financing, including but not limited to, application and origination fees, points, interest rate buy down costs, interest rate lock charges, prepaid interest, survey fees, credit report charges, lender title insurance policy charges, homeowner's and flood insurance premiums, mortgage insurance premiums, appraisal fees, tax certificate and tax service charges, flood certificate charges, underwriting and loan processing charges, document preparation charges, and impounds for taxes, assessments and insurance; (v) all recording fees and stamp, excise, documentary or other transfer fees or taxes; (vi) homeowner's association fees (vii) Purchaser's portion of the Closing prorations described in Section F below, and (viii) the cost of the termite treatment or bait system for the Property (or reimbursing Seller for that cost if Seller

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has already paid for the treatment); (ix) any other items described on the Closing Disclosure Statement, as applicable, other than costs Seller has expressly agreed herein to pay (collectively, "Closing Costs").

F. Closing Prorations. All real estate taxes and assessments, dues and assessments under the Subdivision Documents, utility charges, and other charges against the Property for the year of Closing will be prorated as of the Closing Date. The proration of real estate taxes and assessments will be based on the most recent tax bill issued prior to Closing. All prorations will be final and not subject to adjustment after Closing.

G. Closing Delay; Failure to Close. Purchaser agrees the timely performance of its obligations to close on the scheduled Closing Date is an essential term of this Agreement. If Purchaser fails to perform any of Purchaser's obligations on or before the Closing Date, Purchaser will be in default under this Agreement. Seller will be under no obligation to agree to delay the Closing Date. If Purchaser asks to delay the Closing Date for any reason (including due to delays caused by Purchaser's lender), and Seller agrees to same, then Purchaser agrees to pay Seller an extension fee equal to the greater of 1.5% of the Purchase Price or $300 times the number of days from the scheduled Closing Date until the extended Closing Date. Unless Seller agrees otherwise, the extension fee will be due upon Seller's agreement to extend the Closing Date and will not be credited toward the Purchase Price.

H. Water and Mineral Rights. Purchaser understands water rights and interests in oil, gas and other minerals in, on or under the Lot may have been previously reserved or conveyed to other persons, including without limitation to Seller or companies affiliated with Seller. Unless otherwise set forth in this Agreement, Seller has not made any representation or warranty to Purchaser that the Property includes any water rights or interests in oil, gas or other minerals. If the ownership or prior reservation or conveyance of water or mineral rights is important to Purchaser, Purchaser is advised to research same further prior to entering into this Agreement.

8. ORIENTATION. Prior to Closing, Seller shall notify Purchaser that the improvements have been or will be completed in accordance with this Agreement. Subsequent to receipt of such notice, Purchaser shall completely inspect the Property with an agent of Seller at a time designated by Seller. Purchaser shall not bring a home inspector or any other non-party to this Agreement to the orientation. Purchaser and an agent of Seller shall agree upon, by completion of a Seller approved orientation form, those items that Seller will cause to be repaired within a reasonable time after Closing. Purchaser shall, upon execution of such form, accept the improvements and acknowledge that they were constructed pursuant to this Agreement, except as set out in said written form. Purchaser acknowledges that this inspection is not a contingency to this transaction or the Closing. If Purchaser and Seller are unable to agree on which items Seller will repair, Purchaser shall be in default of this Agreement and Seller shall be entitled to the remedies provided herein. Purchaser acknowledges and agrees that under no circumstances does Purchaser have the right to delay the Closing due to outstanding or incomplete orientation items.

9. NO ASSIGNMENT OR RECORDATION. This Agreement is personal to Purchaser and neither the Agreement nor Purchaser's rights hereunder shall be assigned, sold, transferred or hypothecated by Purchaser without the prior written consent of Seller, which may be withheld in Seller's sole discretion. If Purchaser causes or allows this Agreement or Memorandum thereof to be recorded, this Agreement shall be null, void and of no further effect (and such recording shall not cause a cloud on title or otherwise affect or impact any subsequent sale or conveyance of the Property), Purchaser shall be in default and Seller shall be entitled to the remedies provided in the Agreement, including without limitation the right of Seller to record a release and/or termination of such recorded instrument.

10. COVENANTS.

A. Purchaser's Performance. Purchaser understands that Seller will construct the Home using Seller's standard construction and contract processes and procedures. Purchaser agrees to: (i) make choices or take other actions required of Purchaser under this Agreement within the indicated time frames; (ii) communicate with Seller's designated representatives to perform certain aspects of this Agreement, such as Seller's designated field manager, sales consultant, closing administrator or other representatives of Seller; (iii) not engage in harassing, abusive, foul, threatening, offensive or otherwise inappropriate behavior towards Seller's personnel or contractors; (iv) communicate Purchaser's acceptance or approval of work which complies with this Agreement or the plans and specifications referenced herein; and (v) not take any action that impedes, obstructs or interferes with the performance of Seller under this Agreement.

B. Subdivision Documents. Purchaser acknowledges that, if applicable, it has received copies of the following homeowners association documents in t[redacted]nt form available: (i) Declaration(s) of Covenants,

Conditions and Restrictions (the "CC&Rs") for the Property, if applicable, (ii) copies of the Articles of Incorporation and Bylaws of the Homeowners Association(s), having jurisdiction over the Property, if applicable, and (iii) rules of the association (all such documents being "Subdivision Documents"). Purchaser acknowledges and agrees that the CC&Rs, Articles of Incorporation and Bylaws may be modified or deleted prior to Closing. Purchaser acknowledges that it has read the same and agrees to comply with all of the terms, conditions and obligations set forth therein, as may be amended from time to time, including the obligation to pay its proportionate share of the common expenses. Purchaser understands and acknowledges that the CC&Rs may limit certain rights of Purchaser in connection with disputes with Seller and may require the final resolution of such disputes to be determined by final, binding arbitration and/or mediation or other dispute resolution procedure as a prerequisite or condition of pursuing other available procedures or litigation.

11. RESPONSIBILITY FOR UTILITIES. Purchaser agrees to change all separately metered utilities to the Property from Seller's name no later than 3 days after Closing occurs, and Purchaser shall thereafter be obligated to pay the cost of such utilities. This Section shall survive Closing.

12. NO ESCROW/LANDSCAPING. Notwithstanding anything contained herein to the contrary, under no circumstances whatsoever, including without limitation, for completion of punch list or walkthrough items or the completion of landscaping or installation of irrigation systems (if included in the Agreement or required by a municipality), shall any portion of the Purchase Price be escrowed at the Closing on the Property. The parties hereto agree and acknowledge that to the extent landscaping of the Property by Seller is included in this Agreement, such landscaping shall be installed by Seller in a reasonable period of time following Purchaser's Closing on the Property, subject to weather conditions, drought constraints and availability of landscaping subcontractors. Purchaser further acknowledges that at the time of closing common areas, streets, walls, fences, exterior touch-up and the like may also not be complete.

13. Homeowner Maintenance Manual. At or prior to Closing, Seller will deliver to Purchaser the Homeowner Maintenance Manual which identifies how to care for your Home and how to contact Seller to submit a warranty repair request directly through the Seller's online Warranty request portal. Seller's obligation to take any corrective action to the Property does not does not apply to matters caused, by example and not as a limitation, by normal wear and tear, insubstantial variances or defects, the elements, natural disasters, faulty or incomplete maintenance, abusive use, or other acts or events beyond the control of Seller. Likewise, Seller's obligations shall in no event extend to any consumer product included in this transaction. Purchaser agrees to allow Seller's Customer Relations team access to the Property during normal weekday business hours (8:00 a.m. to 4:00 p.m.) to perform any needed work. If Purchaser refuses to allow such access to the Property to make necessary repairs, Purchaser hereby accepts the Property as it is and agrees to hold Seller harmless from any claim relating to unrepaired items. The Homeowner Maintenance Manual is not a warranty. The only warranty provided to Purchaser by Seller and its agents is the New Home Limited Warranty (as hereinafter defined).

14. WARRANTY.

A. Home Warranty. Seller warrants the Home in accordance with Seller's New Home Limited Warranty (collectively, the "Home Warranty"). Purchaser acknowledges receiving or having the opportunity to review the Home Warranty and agrees to the terms and conditions of the Home Warranty, all of which are incorporated herein by reference.

B. Manufacturer's Warranties – Disclaimer. At or after Closing, Seller will deliver to Purchaser the actual warranties for the Consumer Products in the Home to the extent such warranties exist. The term "Consumer Products" means all appliances, pieces of equipment, or other items installed in the Home that are consumer products for purposes of the Magnuson-Moss Warranty Act (15 U.S.C. Section 2301, et. seq.) and the solar energy system (including the inverter), if any. See the Home Warranty for examples of Consumer Products. Consumer Products are excluded from coverage under the Home Warranty. To the extent Seller has been issued a warranty from any manufacturer of Consumer Products installed in the Home, Seller assigns to Purchaser, to the extent assignable and without recourse to Seller, Seller's rights in such warranties, if any. The assignment will be effective as of the Closing Date. Any rights that inure to a homeowner under a manufacturer's warranty are the obligation of the manufacturer. Seller does not assume any obligation of the manufacturer resulting from a manufacturer's warranty. Seller disclaims any warranty of any kind, express or implied, relating to Consumer Products, including without limitation, any warranty of use, fitness of use, workmanship, or quality. Seller will not be liable for any damage to a Consumer Product or for any damage caused by a Consumer Product installed at the Home. However, to the extent provided by law, Seller will be responsible for damage caused by its improper installation of a Consumer Product at the Home or other act by Seller only if the installation or other act caused such damage. Seller's disclaimer of warranties does not limit or otherwise affect the warranty of any manufacturer. If a Consumer Product

malfunctions, or is otherwise defective, Purchaser agrees to follow the procedures in the applicable manufacturer's warranty documents.

C. NO OTHER WARRANTIES. TO THE FULLEST EXTENT PERMITTED BY LAW, EXCEPT FOR THE HOME WARRANTY AND ANY LANDSCAPE WARRANTY EXPRESSLY PROVIDED BY THIS AGREEMENT, IF APPLICABLE, ALL WARRANTIES REGARDING THE PROPERTY, INCLUDING BUT NOT LIMITED TO STATUTORY AND IMPLIED WARRANTIES (INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF HABITABILITY, MERCHANTABILITY, WORKMANLIKE CONSTRUCTION OR FITNESS FOR A PARTICULAR PURPOSE), ARE HEREBY DISCLAIMED BY SELLER AND WAIVED BY PURCHASER. THE HOME WARRANTY AND THE LANDSCAPE WARRANTY, IF APPLICABLE, ARE SUBSTITUTED IN PLACE OF ALL SUCH WARRANTIES. THIS MEANS THAT THE HOME WARRANTY AND THE LANDSCAPE WARRANTY, IF APPLICABLE, ARE THE ONLY WARRANTIES THAT APPLY AND GOVERN PURCHASER'S AND SELLER'S RIGHTS AND OBLIGATIONS RELATED TO THE PROPERTY AND THERE ARE NO OTHER WARRANTIES, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW. PURCHASER AGREES THAT SELLER'S LIABILITY FOR ANY DEFECTIVE CONDITION WITH RESPECT TO THE PROPERTY, WHETHER IN CONTRACT, IN TORT, UNDER ANY WARRANTY OR OTHERWISE, IS LIMITED SOLELY TO SELLER'S OBLIGATIONS AND PURCHASER'S REMEDIES EXPRESSLY PROVIDED IN THE HOME WARRANTY. PURCHASER IS NOT WAIVING ANY WARRANTY APPLICABLE TO MATERIALS IN THE HOME THAT MAY BE PROVIDED DIRECTLY BY A MANUFACTURER.

D. **Purchaser's Maintenance Responsibility**. Purchaser will be solely responsible to perform routine general maintenance and repairs on the Home. Purchaser's failure to maintain and repair the Home may reduce or negate warranty coverage under the Home Warranty.

E. **Subsequent Owners**. The Home Warranty automatically transfers to the subsequent owner of the Home upon the transfer of title to the Home. However, the transfer of the Home Warranty does not extend any warranty coverage period. Purchaser agrees to provide a copy of the Home Warranty to a subsequent owner of the Home who purchases the Home from Purchaser.

F. **Attached Homes**. Regarding attached homes, Purchaser agrees that the Association (and/or the applicable Special District) and not the Purchaser is the appropriate entity to bring a warranty claim with respect to common building elements that are maintained or owned by the Association and/or Special District, unless otherwise provided by law or agreement.

G. **Subrogation**. Purchaser understands the Home Warranty is not a liability or other type of insurance policy, including a homeowner's insurance policy, which typically provides coverage for certain property damages and casualty losses. If Purchaser receives from an insurance company or any other party payment or repairs arising from a construction defect or otherwise relating to the Property, then to the fullest extent permitted by law, Purchaser waives for itself and on behalf of anyone acquiring rights through Purchaser, including, but not limited to, any insurance company or other party, all subrogation and other claims against Seller for such payments or repairs received by Purchaser.

15. DISPUTE RESOLUTION

A. ARBITRATION

i. ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT, PURCHASER'S PURCHASE OF THE PROPERTY OR ANY RIGHTS OR OBLIGATIONS OF EITHER PARTY RELATING TO THIS AGREEMENT (INCLUDING WITHOUT LIMITATION ANY CLAIMS FOR DEATH, PERSONAL INJURY, PROPERTY DAMAGE, DEFECTIVE DESIGN OR CONSTRUCTION, MISREPRESENTATION AND FRAUD) WILL BE RESOLVED BY BINDING ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT (TITLE 9 OF THE UNITED STATES CODE).

ii. THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE HOME CONSTRUCTION ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION ("AAA") IN EFFECT ON THE DATE OF THIS AGREEMENT AND THE TERMS OF THIS AGREEMENT. ANY AWARD RENDERED BY THE ARBITRATOR MAY BE CONFIRMED, ENTERED AND ENFORCED IN ANY COURT HAVING JURISDICTION.

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iii. PURCHASER IS INFORMED AND UNDERSTANDS THAT ARBITRATION INVOLVES CERTAIN EXPENSES (INCLUDING PAYMENT OF FEES TO THE AAA AND COMPENSATION OF THE ARBITRATOR(S)) WHICH, DEPENDING ON THE NATURE AND AMOUNT OF CLAIMS ASSERTED, MAY BE SUBSTANTIAL AND IN EXCESS OF COURT FEES FOR FILING OF A LAWSUIT. THE PAYMENT OF SUCH ARBITRATION FEES AND EXPENSES SHALL BE GOVERNED BY THE AAA RULES. THE AAA FEE SCHEDULE, THE RULES FOR APPOINTING AN ARBITRATOR AND FOR CONDUCTING AN ARBITRATION (INCLUDING ONLINE FILING) MAY BE FOUND AT WWW.ADR.ORG.

B. FILING A REQUEST, SELECTING AN ARBITRATOR:

i. SOME STATES REQUIRE PARTIES TO TAKE PRELIMINARY STEPS BEFORE AN ARBITRATION OR LEGAL ACTION MAY PROCEED. THOSE STEPS MAY INCLUDE, BUT ARE NOT LIMITED TO, A NOTICE OF ALLEGED DEFECTS BY THE HOMEOWNER TO A SPECIFIC PERSON OR BY SPECIFIC MEANS (SUCH AS CERTIFIED MAIL OR PERSONAL DELIVERY) USING PARTICULAR NOTICE LANGUAGE. ANY RESPONSE BY SELLER TO A NOTICE THAT DOES NOT COMPLY WITH THE APPLICABLE STATE'S REQUIREMENTS WILL NOT BE A WAIVER OF RIGHTS UNDER THE APPLICABLE STATE LAW.

ii. EITHER THE PURCHASER OR SELLER MAY INITIATE AN ARBITRATION PROCEEDING BY GIVING NOTICE TO THE OTHER PARTY BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED. THE NOTICE SHALL DESCRIBE THE NATURE OF THE CONTROVERSY AND THE REMEDY SOUGHT.

iii. ALL ARBITRATIONS WILL BE CONDUCTED BEFORE A SINGLE ARBITRATOR WITH THE AAA. THE PARTIES SHALL ATTEMPT TO MUTUALLY DESIGNATE ONE ARBITRATOR, BUT IF THEY ARE UNABLE TO DO SO AFTER 10 DAYS FOLLOWING RECEIPT OF THE NOTICE OF ARBITRATION, THEN AAA SHALL DESIGNATE AN ARBITRATOR. IF AAA DECLINES TO ARBITRATE A DISPUTE, OR IF THE AAA IS NOT AVAILABLE, THE PARTIES WILL AGREE TO AN ALTERNATIVE ARBITRATOR OR HAVE A COURT APPOINT A NEW ARBITRATOR WHOSE EXPERIENCE AND TRAINING IN CONSTRUCTION ARBITRATION IS SIMILAR TO THAT OF A AAA-TRAINED ARBITRATOR.

iv. NO PERSON MAY SERVE AS THE ARBITRATOR IF THAT PERSON HAS ANY FINANCIAL OR PERSONAL INTEREST IN THE RESULT OF THE ARBITRATION. ANY PERSON DESIGNATED AS THE ARBITRATOR SHALL IMMEDIATELY DISCLOSE IN WRITING TO ALL PARTIES ANY CIRCUMSTANCE LIKELY TO AFFECT IMPARTIALITY, INCLUDING ANY BIAS OR FINANCIAL OR PERSONAL INTEREST IN THE OUTCOME OF THE ARBITRATION. IF ANY PARTY OBJECTS TO THE SERVICE OF THE ARBITRATOR FOLLOWING THE RECEIPT OF SUCH A DISCLOSURE, THE DESIGNATED ARBITRATOR SHALL BE REPLACED.

v. PURCHASER AND SELLER UNDERSTAND THAT BY AGREEING TO THE ARBITRATION OF ALL DISPUTES AS SET FORTH IN THIS SECTION, PURCHASER AND SELLER ARE WAIVING THEIR RIGHTS TO A TRIAL BY JURY AND AGREE THAT THE DISPUTE WILL BE RESOLVED BY THE ARBITRATOR.

vi. THE MAILING OF A PROPER DEMAND FOR ARBITRATION IN ACCORDANCE WITH THIS PROVISION SHALL ACT TO TOLL ANY APPLICABLE STATUTES OF LIMITATION OR REPOSE.

C. JOINDER OF ADDITIONAL PARTIES TO ARBITRATION:

i. PURCHASER AND SELLER WAIVE THE RIGHT TO INSTITUTE OR PARTICIPATE IN A CLASS OR ANY OTHER TYPE OF REPRESENTATIVE ARBITRATION OR ANY TYPE OF LEGAL ACTION AS A MEMBER OR REPRESENTATIVE OF A CLASS FOR ANY MATTER COVERED BY THIS SECTION. PURCHASER AND SELLER FURTHER ACKNOWLEDGE THAT THE ARBITRATOR IS NOT AUTHORIZED TO PERMIT ANY CLASS OR REPRESENTATIVE ARBITRATION.

ii. PURCHASER AND SELLER FURTHER AGREE THAT ANY SUCH ARBITRATION SHALL ONLY BE BETWEEN PURCHASER AND SELLER AND SHALL NOT BE JOINED OR CONSOLIDATED WITH THE CLAIMS OR ARBITRATION OF ANY OTHER PURCHASER UNLESS SPECIFICALLY AGREED TO IN WRITING BY BOTH PARTIES AND ACKNOWLEDGE THAT THE ARBITRATOR IS NOT AUTHORIZED TO PERMIT ANY CONSOLIDATION OR JOINDER WITH ANY OT[redacted]RCHASER. HOWEVER, EITHER PURCHASER OR

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SELLER MAY SEEK TO JOIN SUBCONTRACTORS AND SUPPLIERS INVOLVED IN THE DESIGN AND CONSTRUCTION OF THE IMPROVEMENTS TO THE PROPERTY IN THE ARBITRATION.

D. ARBITRATION AWARD, FEES, AND DAMAGES:

i. THE ARBITRATOR'S DECISION SHALL BE RENDERED NO LATER THAN 21 DAYS FROM THE CLOSE OF THE HEARING, UNLESS OTHERWISE AGREED BY THE PARTIES. THE DECISION SHALL BE IN WRITING, CONTAIN FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND WILL BE SIGNED BY THE ARBITRATOR.

ii. ANY AWARD RENDERED BY THE ARBITRATOR MAY BE CONFIRMED, ENTERED AND ENFORCED, IN ANY COURT HAVING JURISDICTION.

iii. EACH OF THE PARTIES SHALL BE RESPONSIBLE FOR THEIR OWN ATTORNEY FEES AND EXPENSES (INCLUDING THE COST AND FEES OF ANY EXPERT WITNESSES) IN THE ARBITRATION AND THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD RECOVERY OF ATTORNEY FEES OR EXPERT EXPENSES.

iv. LIKEWISE, NO PARTY SHALL BE ENTITLED TO RECEIVE ANY AWARD OF DAMAGES IN CONNECTION WITH THE ARBITRATION OF A DISPUTE OTHER THAN SUCH PARTY'S ACTUAL DAMAGES. ALL PARTIES SHALL BE DEEMED TO HAVE WAIVED THEIR RIGHT TO RECEIVE ANY DAMAGES OTHER THAN ACTUAL DAMAGES, INCLUDING, WITHOUT LIMITATION, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES, AND PUNITIVE OR EXEMPLARY DAMAGES.

v. PURCHASER AND SELLER AGREE THAT ARBITRATION IS A PRIVATE PROCEEDING AND THAT THE RESULT OF ANY ARBITRATION BETWEEN PURCHASER AND SELLER OR THE RESULT OF ANY ARBITRATION BETWEEN SELLER AND ANY OTHER PARTY SHALL BE BINDING ONLY ON THE PARTIES TO THE PARTICULAR ARBITRATION AND SHALL NOT BE AFFORDED ANY PRECLUSIVE OR BINDING EFFECT AS TO ANY ISSUE OR RESULT IN ANY OTHER PROCEEDING BY ANY NON-PARTY TO THE ARBITRATION.

vi. ANY DISPUTES CONCERNING THE INTERPRETATION, THE ENFORCEABILITY, OR THE UNCONSCIONABILITY OF THIS ARBITRATION AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS REVOCABILITY OR VOIDABILITY FOR ANY CAUSE, THE SCOPE OF ARBITRABLE ISSUES, AND ANY DEFENSE, INCLUDING, WITHOUT LIMITATION, DEFENSES BASED UPON WAIVER, ESTOPPEL, OR LACHES, SHALL BE DECIDED SOLELY BY THE ARBITRATOR.

vii. THE AGREEMENTS IN THIS DISPUTE RESOLUTION SECTION SHALL SURVIVE CLOSING AND THE TERMINATION OF THIS AGREEMENT FOR ANY REASON.

16. DEFAULT AND REMEDIES.

A. Purchaser's Default. Purchaser will be in default under this Agreement if Purchaser (i) notifies Seller or any employee of Seller, orally, electronically or in writing, that Purchaser will not complete the purchase of the Property or will not perform any other obligation of Purchaser set forth in this Agreement; or (ii) breaches any covenant or agreement of Purchaser or otherwise fails to perform any obligation of Purchaser under this Agreement or any addendum hereto as and when due. In addition to any rights and remedies provided to Seller elsewhere in this Agreement, upon a default by Purchaser under this Agreement, Seller may, at its sole discretion, terminate this Agreement by delivering written notice of termination to Purchaser and thereupon:

i. Seller will have no further obligation to Purchaser under this Agreement, Purchaser will have no further right, title, or interest in or to the Property, and Seller will be immediately entitled to sell the Property to another party without consent or approval from Purchaser; and

ii. Seller will be entitled to retain the Deposit made by Purchaser as liquidated damages to Seller as a result of Purchaser's default.

The amount of liquidated damages is intended as a reasonable estimate of Seller's actual damages, and not as a penalty, resulting from Purchaser's default due to the difficulty and uncertainty in estimating or ascertaining, as of the date Purchaser

signs this Agreement, the actual damages Seller may suffer from Purchaser's default, which damages will include without limitation the cost of administering this Agreement and the cost to take the Property off the market while this Agreement remains in effect. In each instance where this Agreement permits Seller to receive the Deposit as liquidated damages, Purchaser will be deemed to have waived all challenges to the enforceability of such provision. This waiver includes, without limitation, any contention that the liquidated damages provision constitutes an unenforceable penalty, or that the liquidated damages do not bear a reasonable relationship to Seller's actual damages.

B. Seller's Default. If Seller defaults in the performance of any of its material obligations under this Agreement, the Deposit and all payments and things of value received by Seller hereunder shall be returned to Purchaser. It is agreed that the foregoing is Purchaser's sole and exclusive remedy for Seller's failure to perform its obligations under this Agreement. Purchaser hereby expressly waives the remedies of specific performance and damages. Regardless of any provision to the contrary in this Agreement, if the default by Seller relates to its failure to complete construction of the Home within two years from the date Purchaser executes the agreement, Purchaser's remedies shall not be limited as provided herein and Purchaser shall have all available remedies as provided under applicable law.

17. RESPA DISCLOSURE. As required by the Real Estate Settlement Procedures Act of 1974, Purchaser acknowledges that the Seller has not directly or indirectly required Purchaser, as a condition of sale, to purchase either a fee owner's or mortgagee's title insurance policy from any particular title company.

18. SPECIAL DISTRICTS. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED LEVIES AND TAX TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE SPECIAL TAXING DISTRICTS IN WHICH THE PROPERTY IS LOCATED BY CONTACTING THE COUNTY TREASURER, BY REVIEWING THE CERTIFICATE OF TAXES DUE FOR THE PROPERTY, AND BY OBTAINING FURTHER INFORMATION FROM THE BOARD OF COUNTY COMMISSIONERS, THE COUNTY CLERK AND RECORDER, OR THE COUNTY ASSESSOR.

19. SEVERABILITY. In the event that any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining portions hereof shall remain in full force and effect as fully as though such invalid, illegal, or unenforceable portion had never been part of this Agreement. In the event any portion of this Agreement disqualifies the sale of the Property contemplated hereunder for exemption under Section 1702(a)(2) of the Interstate Land Sales Full Disclosure Act of 1968, 15 U.S.C. § 1701, et seq., such portion shall be deemed severed from this Agreement, and the remaining portions hereof shall remain in full force and effect as fully as though such portion had never been part of this Agreement. . In lieu of any such illegal, invalid or unenforceable provision, there shall be deemed added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

20. GENERAL.

A. Multiple Purchaser Parties. If "Purchaser" under this Agreement includes more than one person or entity, then each person signing as a Purchaser party will be jointly and severally liable hereunder for the obligations and actions of each Purchaser party.

B. Notices. Except as otherwise set forth in this Agreement, all notices must be in writing and must be given by (a) hand delivery or courier service, (b) mail (registered, certified, or first class, with postage pre-paid), (c) overnight delivery service, addressed to Purchaser at his/her Current Address set forth in this Agreement, or (e) at the E-Mail address contained in this Agreement. Notices to Seller will be addressed or E-Mailed to: noticesCMP@centurycommunities.com ; 3091 Governors Lake Drive, Suite 300 Atlanta, GA 30071. Notices sent by mail will be deemed to be given and received 3 days after deposit in a post office or official depository of the United States postal service. Notices sent by hand delivery, courier service or overnight delivery service will be deemed given and received upon actual or first attempted delivery of the notice. If "Purchaser" under this Agreement includes more than one person or entity, then notice to any Purchaser party will constitute notice to all Purchaser parties.

C. Time of the Essence. Time is of the essence for every provision of this Agreement, including without limitation Purchaser's performance of all of Purchaser's obligations to close the purchase of the Property on the Closing Date.

D. Purchaser's Performance. Purchaser understands that Seller will construct the Home using Seller's standard construction and contract processes and procedures. Purchaser agrees to: (i) make choices or take other actions required of Purchaser under this Agreement within the indicated time frames; (ii) communicate with Seller's designated representatives to perform certain aspects of this Agreement, such as Seller's designated field manager, sales consultant, closing administrator or other representatives of Seller; (iii) not engage in harassing, abusive, foul, threatening, offensive or otherwise inappropriate behavior towards Seller's personnel or contractors; (iv) communicate Purchaser's acceptance or approval of work which complies with this Agreement or the plans and specifications referenced herein; and (v) not take any action that impedes, obstructs, frustrates, or interferes with the performance of Seller under this Agreement.

E. Agency. Seller's sales consultants and other employees solely represent Seller. If Purchaser has engaged any real estate agent, broker or other party to represent Purchaser in this transaction, Purchaser will be solely responsible for compensating such party, unless and to the extent Seller has agreed in writing to compensate such party. Seller may engage an affiliate of Seller, or any other agent (collectively, "Seller's Agent") to act as its broker in connection with the sale of the Property. As used herein, the term "Seller's Agent" shall mean an agent who works solely on behalf of the Seller and owes duties to the Seller which include the utmost good faith, loyalty and fidelity. Seller's Agent will negotiate on behalf of and act as an advocate for the Seller. Seller's Agent must disclose to Purchaser all adverse material facts about the Property actually known by the Seller's Agent. Purchaser hereby acknowledges that it shall be treated as a customer ("Customer") by the Seller's Agent. For purposes of this Paragraph, the term "Customer" shall mean a party to the transaction contemplated herein with whom the Seller's Agent has no brokerage relationship because such party has not engaged or employed the Seller's Agent, either as the party's agent or as the party's transaction broker.

F. Independent Contractors. Purchaser understands Seller may refer Purchaser to vendors or companies who provide real estate or other services designed to assist Purchaser in purchasing or moving into the Home or with services related to the Home. Those companies are independent contractors and are not affiliated with Seller or its affiliates. Any warranties or representations for such services are warranties and representations given by the independent contractors only and not by Seller or its affiliates. Seller will not be responsible for the quality of any products or services provided by those companies.

G. Dates. If the final day of a period or date of performance under this Agreement falls on a Saturday, Sunday or federal holiday, then the final day of any such period or date of performance will be deemed to be the next day which is not a Saturday, Sunday or federal holiday.

H. No Investment Representation. None of Seller's employees or representatives is authorized to make any representation regarding economic benefits to be derived from this transaction. Economic benefits to be derived from purchasing a home will vary depending upon many factors, including market conditions and individual circumstances. Purchaser may not rely on any statement made by any employee or representative of Seller regarding economic benefits of buying a home, but should instead rely only upon Purchaser's own judgment and the advice of Purchaser's attorneys, accountants and other advisors.

I. Amendments; No Waiver. This Agreement may be amended or modified only by a written instrument executed by Purchaser and an authorized agent of Seller (Purchaser understands Sales Consultants and Field Managers are not authorized employees of Seller to execute amendments). Except as stated in this Agreement, no party shall be deemed to have waived any provision of this Agreement unless such waiver is stated in writing and signed by the party against whom enforcement of the waiver is sought. The waiver of a breach of any provision of the Agreement shall not constitute a waiver of that provision or a waiver of a future breach of that or any other provision.

J. Governing Law/Venue. Any arbitration or litigation arising out of this Agreement shall be conducted in the state, county and city in which the Property is located and shall apply the law of the state in which the Property is located.

K. Counterparts; Electronic Execution. This Agreement may be executed in counterparts, all of which together will constitute this Agreement. This Agreement may be signed and transmitted electronically or by facsimile; the signature of any person on an electronically or facsi[redacted]d copy hereof will be considered an original signature;

and an electronically or facsimile transmitted copy hereof will have the same binding effect as an original signature on an original document. No party may raise the use of electronic mail or a facsimile machine or the fact that any signature was transmitted by electronic mail, a facsimile or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this section.

L. No Recordation. Neither this Agreement or a memorandum or other notice of this Agreement may be recorded in the land records or other public records of the jurisdiction in which the Property is located or any other jurisdiction. This subsection is a specific directive to the officials of such jurisdiction not to record this Agreement or a memorandum or other notice of this Agreement.

21. INTERPRETATION. Headings in this Agreement are included for reference purposes only and shall not affect the meaning of any provisions of this Agreement. Purchaser (and Purchaser's counsel, if desired by Purchaser) has reviewed this Agreement and Purchaser agrees that any rule of contract interpretation that ambiguities or uncertainties are to be interpreted against the drafting party or the party who caused it to exist shall not be employed in the interpretation of this Agreement. The words Purchaser and Seller shall include the plural as well as the singular and the masculine shall include the feminine and neutral genders as appropriate. In the event that there is more than one entity comprising Purchaser, each of the entities is jointly and severally liable under this Agreement. Any reference to "Purchaser" shall mean "Purchaser".

22. CONDITIONS SURVIVE CLOSING. The terms and conditions of this Agreement shall survive the Closing of the Property.

23. APPROVAL AND BINDING EFFECT. This Agreement shall only serve as an offer by Purchaser to purchase the Property and shall not be binding on Seller until it has been approved and executed by an authorized agent of Seller. The execution by a salesperson shall not bind Seller. Verbal counters by Seller shall not serve as a rejection of Purchaser's offer. Upon approval and execution by the Seller, this Agreement shall become a binding contract between Seller and Purchaser and shall inure to the benefit of the heirs, representatives, successors and permitted assigns of said parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

24. FURTHER ASSURANCE. Purchaser hereby acknowledges and agrees that at the request of Seller or its Closing Agent, to execute and deliver such documents, writings and further assurances as may be necessary or desirable to carry out the intent and purpose of the Agreement and the conveyance and sale of the Property from Seller to Purchaser. Furthermore, Purchaser hereby acknowledges and agrees that upon the request of Seller or its Closing Agent, that Purchaser shall fully cooperate with Seller and the Closing Agent post-Closing to adjust or correct any clerical errors or omissions in any Closing documents, and to execute, post-Closing, any additional Closing documentation as deemed reasonably necessary or desirable by Seller and/or the Closing Agent to (i) rectify any such errors or omissions, or (ii) complete the Closing documentation as needed to convey the Property in accordance with the Agreement. Purchaser agrees to comply with all of the above-noted requests by the Seller and/or the Closing Agent within three (3) business days from and after Purchaser receives written notice and request from Seller and/or the Closing Agent. Purchaser further agrees to assume all costs to Seller, including, by way of illustration and not limitation, actual expenses, legal fees and marketing losses that Seller may incur in the event of Purchaser's failure to timely comply with any such requests as provided herein.

25. ADDENDA. The following marked Addenda/documents are attached hereto, made a part hereof and incorporated herein:..

Community Addendum	Addendum L	Addendum RM
Addendum A .	Addendum M	Affiliated Business Arrangement
Addendum State	Addendum HM	

26. COVENANT. TO THE EXTENT PERMITTED BY STATE LAW, PURCHASER HEREBY AGREES THAT PURCHASER SHALL NOT SUE, ASSERT CLAIMS, OR COMMENCE ACTIONS AT LAW OR IN EQUITY AGAINST ANY OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES, MANAGERS OR MEMBERS OF SELLER OR ITS AFFILIATES OR THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES, MANAGERS OR MEMBERS FOR ANY MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY MADE THE SUBJECT OF THIS AGREEMENT. THE TERM "AFFILIATE" SHALL FOR PURPOSES OF THIS AGREEMENT BE CONSTRUED IN ITS BROADEST SENSE. IN THE EVENT [redacted]ASER VIOLATES THIS PROVISION, IT SHALL

INDEMNIFY AND HOLD SELLER, ITS AFFILIATES, AND OTHER RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES, MANAGERS OR MEMBERS HARMLESS FROM ANY LOSS, DAMAGE, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEY'S FEES AND COSTS OF COURT, ARISING OUT OF SUCH BREACH.

27. PURCHASER'S ACKNOWLEDGMENT. PURCHASER CERTIFIES HE HAS READ EACH AND EVERY PART OF THIS AGREEMENT AND THAT THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN PURCHASER AND SELLER. PURCHASER ACKNOWLEDGES THAT NO PERSON HAS THE AUTHORITY TO MAKE ANY GUARANTY, PROMISE, REPRESENTATION OR AGREEMENT NOT EXPRESSLY SET FORTH HEREIN OR THAT CONTRADICTS OR CONFLICTS HEREWITH. PURCHASER REPRESENTS TO SELLER THAT NO PERSON HAS MADE ANY SUCH GUARANTY, PROMISE, REPRESENTATION OR AGREEMENT AND THAT PURCHASER IS NOT RELYING UPON ANY SUCH STATEMENT IN CONJUNCTION WITH PURCHASER'S DECISION TO PURCHASE THE PROPERTY. THIS AGREEMENT WILL SUPERSEDE ANY AND ALL UNDERSTANDINGS AND AGREEMENTS AND CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND NO ORAL REPRESENTATIONS OR STATEMENTS SHALL BE CONSIDERED A PART HEREOF. NO AMENDMENT TO THIS AGREEMENT SHALL BE EFFECTIVE UNLESS IN WRITING AND EXECUTED BY THE PARTIES HERETO. PURCHASER ACKNOWLEDGES THAT THE SALES REPRESENTATIVES AND OTHER AGENTS OF SELLER ARE NOT REPRESENTING PURCHASER AS PURCHASER'S AGENT IN THIS TRANSACTION. PURCHASER FURTHER ACKNOWLEDGES ALL TERMS AND PROVISIONS OF THIS AGREEMENT HAVE BEEN READ AND UNDERSTOOD AND PURCHASER HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL. SUCH CONSULTATION WITH LEGAL COUNSEL IS HEREBY RECOMMENDED BY SELLER.

IN WITNESS WHEREOF, the parties hereto have executed thus Agreement on the date herein set forth.

THIS AGREEMENT WILL NOT BE BINDING UNTIL EXECUTED BY PURCHASER AND AN AUTHORIZED EMPLOYEE OF SELLER (SELLER'S SALES CONSULTANTS ARE NOT AUTHORIZED EMPLOYEES TO EXECUTE THIS AGREEMENT OR ANY AMENDMENT OR ADDENDUM HERETO).

BY SIGNING BELOW, PURCHASER AFFIRMS THAT PURCHASER (AND IF THERE IS MORE THAN ONE PURCHASER, EACH PURCHASER) HAS READ, UNDERSTANDS, ACKNOWLEDGES AND AGREES TO THE FOREGOING CONTAINED HEREIN.

Purchaser: DocuSigned by: Arrived Holdings Inc, by [redacted] EFFB1F3A021341B... 12/22/2021

Purchaser: Date:

By signing below, the sales representative is not binding Seller to this Agreement but is only agreeing to submit this Agreement to Seller for its review.

Sales Representative: [redacted] 12/23/2021

This Agreement is hereby approved and accepted by Seller as of 12/23/2021 ("Effective Date").

Seller: [redacted] D2BEC65939644E6...
Title: Authorized Signer

Equal Housing Opportunity

"We are pledged to the letter and spirit of U.S. policy for the achievement of equal housing opportunity throughout the Nation."

[redacted]

AFFILIATED BUSINESS ARRANGEMENT DISCLOSURE STATEMENT

SELLER: [redacted]
PURCHASER: Arrived Holdings Inc Arrived Holdings Inc
ADDRESS: 120, Martin Mill Trl Warner Robbins, GA Warner Robbins, GEORGIA 31093

This is to give you notice that the seller of your home, that [redacted] ("Seller"), has a business relationship with Inspire Home Loans Inc. ("Inspire"), IHL Home Insurance Agency, LLC ("IHL Insurance"), and Parkway Title, LLC ("Parkway"). Seller, Inspire, IHL Insurance and Parkway are wholly (100%) owned by Century Communities, Inc. Because of these relationships, referrals to any of these companies may provide Seller a financial or other benefit.

Set forth below is the estimated charge or range of charges for the settlement services listed. **YOU ARE NOT REQUIRED TO USE INSPIRE, IHL INSURANCE OR PARKWAY AS CONDITION FOR PURCHASE OF THE SUBJECT PROPERTY.** THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.

Service Provider	Settlement Service	Estimated Charge or Range of Charges
Inspire*	Origination Charge	Up to 2% of the loan amount
	Discount Points (charge for interest rate chosen)	% of loan amount depending on market conditions at the time of closing
	Appraisal Fee	$400 - $1000
*There are other charges imposed by parties other than a lender in connection with mortgage loans. A lender may require the use of other service providers. If you apply for a loan, you will receive additional information regarding all anticipated charges.		
IHL Insurance	Homeowner's Insurance	0.2% - 2.5% of the sales price
	Flood Insurance	0.1% - 1.0% of the sales price
Parkway**	Lender's Title Binder	$50
	Lender's Title Insurance	$2.00 - $3.25 per $1,000.00 of coverage, based on type and total amount (minimum of $150.00)
	Owner's Title Insurance	$3.20 - $4.50 per $1,000.00 of coverage, based on type and total amount (minimum $150.00)
**Fee will vary based upon mortgage amount and property sales price.		

ACKNOWLEDGMENT: I/We have read this disclosure form and understand that Seller is referring me/us to purchase the above-described settlement services and may receive a financial benefit as a result of this referral.

Purchaser: DocuSigned by: Arrived Holdings Inc, [redacted] 12/22/2021
EFFB1F3A021341B...

Purchaser: Date:

Purchaser: Arrived Holdings Inc Arrived Holdings Inc Phone: [redacted] Email: [redacted]	Seller: [redacted] Delaware limited liability company, [redacted] and any predecessors or subsidiaries of the said entities, successors by merger and shall include each entity operating under any business name, trade name, and/or assumed name which may be in use for the said entities within any U.S. state, territory or jurisdiction.
Property Address: 120 Martin Mill Trl Warner Robbins, GEORGIA 31093	Subdivision: Old Stone Crossing

IMPORTANT INSURANCE INFORMATION

At the time you contract with Century Complete to purchase a new home, it is important for you to understand the insurance requirements necessary to satisfy your mortgage lender.

If you are financing the purchase of your home, your mortgage lender will have specific hazard insurance requirements which protect the interests of you and your lender. Either a Dwelling Fire or a Homeowner's Package policy will satisfy this need. We recommend that you obtain a Homeowner's policy, which provides coverage for your personal property and liability protection if you plan to occupy the home. A Dwelling Fire policy insures the dwelling only and is typically used when the property is rented to others.

While we understand that you have the right to choose your insurance agent and company, Century Complete would like to offer a special service to our new home customers.

IHL Home Insurance Agency offers a wide range of insurance products with multiple insurance companies and competitive premiums. Their agents are knowledgeable and have the experience necessary to ensure your insurance needs are met. If their quote meets with your approval, evidence of your insurance coverage will be provided to us and, if applicable, the lender, confirming that your insurance requirements have been satisfied. It's that simple. If you have immediate questions and would like to contact one of their agents, you can contact them at:

[redacted]

NOTE: This is to give you notice that Century Complete has a business relationship with IHL Home Insurance Agency. You are not required to use IHL Home Insurance Agency as a condition to obtain the subject property. You may be able to obtain these services by shopping with other settlement service providers.

[redacted]

Please check here if you do not want to receive a no-obligation quotation for insurance through **IHL Home Insurance Agency, our affiliated insurance provider.**

DocuSigned by:

Purchaser's Signature: Arrived Holdings Inc, by [redacted] **Date:** 12/22/2021

EFFB1F3A021341B...

Purchaser's Signature: ______________________ **Date:** ______________

CENTURY Complete
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